Exhibit 5.2

BEIJING BRUSSELS CENTURY CITY HONG KONG JAKARTA† LONDON LOS ANGELES	Times Square Tower 7 Times Square New York, New York 10036 TELEPHONE (212) 326-2000 FACSIMILE (212) 326-2061 www.omm.com	NEWPORT BEACH SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

November 13, 2012

Verso Paper Holdings LLC

Verso Paper Inc.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

At your request, we have acted as California counsel to nexTier Solutions Corporation, a California corporation (the “California Guarantor”), in connection with certain matters of California law arising out of the registration under the Securities Act of 1933, as amended, by Verso Paper Holdings LLC, a Delaware limited liability company (the “Company”), and Verso Paper Inc., a Delaware corporation (“Finance Co.,” and together with the Company, the “Issuers”) of $345,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2019 and $271,573,000 aggregate principal amount of 11.75% Secured Notes due 2019 (collectively, the “Exchange Notes”) and the guarantees (the “Guarantees”) of the Exchange Notes by the California Guarantor and certain other subsidiary guarantors (collectively, the “Subsidiary Guarantors”), under the Registration Statement on Form S-4 (such registration statement, as amended or supplemented, the “Registration Statement”) originally filed with the Securities and Exchange Commission on October 18, 2012. The Exchange Notes and the Guarantees are to be offered in exchange for the Issuers’ outstanding $345,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2019 and $271,573,000 aggregate principal amount of 11.75% Secured Notes due 2019 (collectively, the “Initial Notes”) and the guarantees of the Initial Notes by the Subsidiary Guarantors.

In our capacity as California counsel for the California Guarantor, we have examined originals or copies of (i) the Registration Statement, (ii) the Indenture, dated as of March 21, 2012, as supplemented by the First Supplemental Indenture dated as of March 29, 2012, by and among the Issuers, the Subsidiary Guarantors and Wilmington Trust, National Association (the “Senior Secured Notes Indenture”), (iii) the Indenture, dated as of May 11, 2012, by and among the Issuers, the Subsidiary Guarantors and Wilmington Trust, National Association (the “Secured Notes Indenture” and, together with the Senior Secured Notes Indenture, the “Indentures”), and (iv) such other corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The California Guarantor is a corporation validly existing under the laws of the State of California, with corporate power to enter into the Indentures and the Guarantees, and to perform its obligations under the Indentures and the Guarantees; and

2.	The execution, delivery and performance of its obligations under the Indentures and the Guarantees have been duly authorized by all necessary corporate action on the part of the California Guarantor; and the Indentures have been duly executed and delivered by the California Guarantor.

The law governed by this opinion letter is limited to the present California Corporations Code. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP